Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share" ("SFAS 128"), codified in ASC 260, in which income for Basic Earnings Per Share ("EPS") is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding. Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of stock options and restricted stock.

The components of basic and diluted earnings per share for the years ended December 31, 2017, 2016 and 2015 are as follows (in thousands, except share data):

	2017	2016	2015
Basic Net Income per Common Share
Available to Common Stockholders:
Net income	$26,684,000	$21,840,000	$16,512,000
Preferred stock dividends	—	(825,000)	(2,200,000)
Net income available to common stockholders	26,684,000	21,015,000	14,312,000
Weighted average common shares outstanding	12,531,659	10,149,099	7,775,490
Basic earnings per common share	$2.13	$2.07	$1.84
Diluted Net Income per Common Share
Available to Common Stockholders:
Net income available to common stockholders	$26,684,000	$21,015,000	$14,312,000
Effect of assumed preferred stock conversion	—	825,000	2,200,000
Net income applicable to diluted earnings per share	26,684,000	21,840,000	16,512,000
Weighted average common shares outstanding	12,531,659	10,149,099	7,775,490
Dilutive potential common shares:
Assumed conversion of stock options	4,875	3,111	—
Restricted stock awarded	—	4,107	6,851
Assumed conversion of preferred stock	—	507,393	1,355,348
Dilutive potential common shares	4,875	514,611	1,362,199
Diluted weighted average common shares outstanding	12,536,534	10,663,710	9,137,689
Diluted earnings per common share	$2.13	$2.05	$1.81

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2017, 2016 and 2015 because they were anti-dilutive:

	2017	2016	2015
Stock options to purchase shares of common stock	—	—	45,500
Average dilutive potential common shares associated with convertible preferred stock	—	—	—